EXHIBIT 99.1
435 Devon Park Drive
Building 800
Wayne, PA 19087
610.293.0600
(FAX) 610.293.0601
MEMORANDUM

TO:	Members of the Board of Directors and Executive Officers Safeguard Scientifics, Inc.

FROM:	Brian J. Sisko, Senior Vice President and General Counsel

RE:	Notice of Blackout Period

DATE:	November 21, 2008
As you know, you may not buy or sell equity securities of Safeguard Scientifics, Inc. during a specified period of time in each calendar quarter (the “Quarterly Blackout Period”). The Quarterly Blackout Period for the fourth quarter and fiscal year ending December 31, 2008 will begin at the close of the markets on December 17, 2008 and will last until the business day following the public release of Safeguard Scientifics’ fourth quarter and fiscal year ending December 31, 2008 earnings. You will be informed of the exact date on which the Quarterly Blackout Period for the fourth quarter and fiscal year ending December 31, 2008 will end.
Please note that the Quarterly Blackout Period for the fourth quarter is expected to overlap with a separate blackout period for participants in the Safeguard Scientifics, Inc. Retirement Plan (the “401(k) Plan”) that is required in order to effect a transition of the administration of the 401(k) Plan to a new service provider. The blackout period for the 401(k) Plan is scheduled to commence the week beginning December 21, 2008 and is expected to end the week beginning January 18, 2009 (the “Plan Blackout Period”). Since the exact dates of the Plan Blackout Period depend on a number of factors, you may call me at 610-975-4984 at any time to determine whether the Plan Blackout Period has begun or ended. I also will notify you of any delays.
Regardless of whether you are a participant in the 401(k) Plan, YOU WILL BE PROHIBITED FROM TRADING IN EQUITY SECURITIES OF SAFEGUARD SCIENTIFICS, other than exempt transactions, from the close of the markets on December 17, 2008 until the expiration of the Quarterly Blackout Period or the expiration of the Plan Blackout Period, whichever is later. You should be aware that certain transactions which are normally permitted during our Quarterly Blackout Period (for example, exercising stock options or paying for option shares by tendering previously owned shares to pay for the exercise price) are not permitted during the Plan Blackout Period. The regulations do provide exceptions for a limited number of transactions, primarily those that take place automatically or in a manner that is outside your control. Bona fide gifts also are exempted.
Any pending purchase or sale orders involving equity securities of Safeguard Scientifics that could be executed during a blackout period must be canceled, unless they are part of a written trading plan that has been cleared by Safeguard Scientifics or are otherwise exempt transactions. Please refer to our Code of Business Conduct and Ethics and our Statement of Company Policy on Securities Trading by Company Personnel for further information regarding investment in the equity securities of Safeguard Scientifics or any of our partner companies.
Please remember that in addition to the above trading prohibitions, you are generally prohibited from buying, selling or recommending securities while you are aware of material, non-public information about any security or its issuer. Once these blackout periods end, you will still be subject to our normal rules requiring pre-clearance of trading in the equity securities of Safeguard Scientifics or any of our partner companies.
Federal securities laws require us to provide this notice to you as a director or executive officer of Safeguard Scientifics. Please contact me at (610) 975-4984 for further information or questions.